Edward D. Miller
                     President and Chief Executive Officer
           The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                            New York, New York 10104

January 6, 1998

Michael Hegarty
177 Old Briarcliff Road
Briarcliff Manor, NY  10510

Dear Mr. Hegarty:

On behalf of the Board of Directors of The Equitable Life Assurance Society of the United States, I am delighted to extend to you this offer to become President and Chief Operating Officer with your election to take place at our next board meeting after your acceptance of this offer and to be effective on February 1, 1998.

Your base salary as President and Chief Operating Officer for 1998 will be at a level of $575,000 per annum payable in approximately equal periodic installments. We will also pay you a sign on bonus of $250,000 to be paid promptly after you join the Company. In addition, for services in 1998 we will pay you a bonus of $1,750,000 in or about February 1999.

You will also be a participant in our Short-Term Incentive Compensation Plan for Senior Officers. The amounts of your sign on and additional bonuses will be taken into account in determining the amounts to be paid to you under the Short-Term Incentive Compensation Plan for 1998.

You will also participate in The Equitable Companies 1997 Stock Incentive Plan. You will receive a grant of 100,000 stock options at the next meeting of the Stock Option Committee after you join the Company, and an additional 75,000 options in both February 1999 and February 2000. These options will have a ten year term and will vest over a three year period at the rate of one-third each year.

In addition you will participate in our long-term incentive program. Your target award for the three year period commencing on January 1, 1998, payable in stock, stock options or a combination of both at the sole discretion of the Organization and Compensation Committee, will be $750,000.

Mike, I believe this covers the important points that we have previously discussed. The Board and I are enthusiastic over the prospect of your becoming our new President and Chief Operating Officer. We look forward to your favorable response as soon as possible. If you are in agreement with the above terms and conditions would you kindly sign this letter and return it to my attention.


Sincerely,

--------------------
/s/ Edward D. Miller

Edward D. Miller
President and Chief Executive Officer

                 ---------------------
ACCEPTED:         /s/ Michael Hegarty
                  Michael Hegarty